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Exhibit (L)


              [CANADA LIFE INSURANCE COMPANY OF AMERICA LETTERHEAD]





April 30, 2003



Board of Directors
Canada Life Insurance Company of America
6201 Powers Ferry Road, NW
Atlanta, GA 30339


         Re:      Canada Life Insurance Company of America
                  Canada Life of America Variable Life Account 1
                  File Nos. 333-100569, 811-09667
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Directors:

In my capacity as actuary to Canada Life Insurance Company of America (the "Company"), I have provided actuarial advice concerning and participated in the design of the Company's VUL Accumulator flexible premium variable life insurance policies (the "Policies"). I have also provided actuarial advice concerning the preparation of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6 (the "Amendment") for the Policies (File No. 333-100569) and Canada Life of America Variable Life Account 1 (the "Account") in connection with the registration of an indefinite amount of securities in the form of such Policies with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

It is my professional opinion that:


1. the illustrations of cash surrender values, policy values, death benefits, and/or any other values are consistent with the provisions of the Policies and Canada Life Insurance Company of America's administrative procedures;

2. the rate structure of the Policies has not been designed, and the assumptions for the illustrations (including sex, age, underwriting classification, and payment amount and payment schedule) have not been selected, so as to make the relationship between payments and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions; and

3. the illustrations are based on a commonly used underwriting classification and payment amounts and ages appropriate for the markets in which the Policies are sold.


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I hereby consent to the filing of this opinion as an exhibit to the Amendment for the Policies and the Account and the use of my name under the caption "Experts" in the Statement of Additional Information constituting part of the Amendment.


Sincerely,



/s/ Paul R. Myers
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Paul R. Myers, FSA, MAAA
Assistant Vice President, Individual Insurance Products